Exhibit 2.2

AMENDED & RESTATED

GOVERNANCE AGREEMENT

among

THE MOSAIC COMPANY,

GNS II (U.S.) CORP.

and

THE STOCKHOLDER PARTIES HERETO

Dated as of May 25, 2011

EXHIBITS

Exhibit A	Joinder Agreement

GOVERNANCE AGREEMENT

AMENDED AND RESTATED GOVERNANCE AGREEMENT, dated as of May 25, 2011 (this “Agreement”), among GNS II (U.S.) CORP., a Delaware corporation which following consummation of the Merger will be renamed “The Mosaic Company” (the “Company”), THE MOSAIC COMPANY, a Delaware corporation which following consummation of the Merger will be renamed “The Mosaic Holding Company” and will be a wholly-owned subsidiary of the Company (“Old Mosaic”), and EACH OF THE OTHER PARTIES HERETO (each, a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS, in accordance with the Merger and Distribution Agreement, on the Closing Date, Old Mosaic, the Company and Cargill intend to effect the Merger and Split-off, pursuant to which, among other things, (i) the outstanding shares of Old Mosaic Common Stock held by Cargill immediately prior to the consummation of the Merger will be converted into shares of Common Stock, Class A Common Stock and Class B Common Stock, (ii) the outstanding shares of Old Mosaic Common Stock held by all other stockholders of Old Mosaic immediately prior to the consummation of the Merger will be converted into shares of Common Stock and (iii) Cargill will exchange certain shares of Common Stock and all of the shares of Class A Common Stock and Class B Common Stock with certain stockholders of Cargill for outstanding shares of capital stock of Cargill held by such stockholders of Cargill;

WHEREAS, it is a condition to the obligations of the Company and Old Mosaic to consummate the Merger that all Significant Stockholders enter into this Agreement in order to establish certain rights and obligations of the Stockholders as holders of Company Common Stock.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows.

ARTICLE I

DEFINITIONS

SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Acorn Trust” means the Acorn Trust dated January 30, 1995, as amended.

“Affiliate” means, when used with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that for purposes of this Agreement, none of the Company, Old Mosaic or any of their subsidiaries shall be considered to be an Affiliate of any Stockholder. As used in this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise.

“Anne Ray Charitable Trust” means the Anne Ray Charitable Trust dated August 20, 1996, as amended.

“Beneficial Owner” and words of similar import (including “beneficially own” and “beneficial ownership”) have the meaning set forth in the Merger and Distribution Agreement. For purposes of determining the percentage of the Total Voting Power owned at any time by any of the MAC Trusts, such MAC Trust shall be deemed to beneficially own all Voting Securities beneficially owned by all other MAC Trusts.

“Board” means (i) prior to the Closing, the Board of Directors of Old Mosaic and (ii) after the Closing, the Board of Directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banking institutions in the City of New York, New York are authorized or obligated by law or executive order to close.

“Cargill” means Cargill, Incorporated, a Delaware corporation.

“Certificate of Incorporation” has the meaning set forth in Section 2.01.

“Class A Common Stock” means the Class A Common Stock, par value $0.01 per share, of the Company, including such common stock that is designated as “Class A Common Stock, Series A-1”, “Class A Common Stock, Series A-2”, “Class A Common Stock, Series A-3” and “Class A Common Stock, Series A-4”.

“Class B Common Stock” means the Class B Common Stock, par value $0.01 per share, of the Company, including such common stock that is designated as “Class B Common Stock, Series B-1”, “Class B Common Stock, Series B-2” and “Class B Common Stock, Series B-3”.

“Class B Conversion Approval” has the meaning given such term in the Certificate of Incorporation.

“Closing” has the meaning given such term in the Merger and Distribution Agreement.

“Closing Date” has the meaning given such term in the Merger and Distribution Agreement.

“Common Market Price” means the average (rounded to the nearest cent) of the volume-weighted average trading price of a share of Common Stock (rounded to the nearest cent) on the New York Stock Exchange for each of the 20 trading days immediately preceding the date of the applicable Transfer.

“Common Stock” means the Common Stock, par value $0.01 per share, of the Company.

“Company Common Stock” means, collectively, the Common Stock, Class A Common Stock and Class B Common Stock.

“Counted Permitted Transferee” means, with respect to any Stockholder, the transferees of such Stockholder defined in clauses (D), (F), (G), (I), (L) (other than with respect to Transfers to Charitable Organizations) and (M) of the definition of “Permitted Transfer” in the Certificate of Incorporation.

“Determination Notice” has the meaning set forth in Section 2.06.

“Director” means any member of the Board.

“Excess Released Shelf Registration Statement” has the meaning given such term in the Registration Agreement.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Formation Offerings” has the meaning given such term in the Registration Agreement.

“Governmental Authority” means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative, supervisory or taxing functions of or pertaining to government, including any court.

“Group” has the meaning given such term in Section 13(d)(3) of the Exchange Act.

“Intended Transferee” has them meaning set forth in Section 2.06.

“Joinder Agreement” has them meaning set forth in Section 2.03.

“Law” means all laws, Orders, statutes, codes, regulations, ordinances, decrees, rules, or other requirements with similar effect of any Governmental Authority.

“Lilac Trust” means the Lilac Trust dated August 20, 1996, as amended.

“Lock-up Expiration Date” has the meaning given such term in the Certificate of Incorporation.

“MAC Trusts” means collectively, the Margaret A. Cargill Foundation, the Acorn Trust, the Lilac Trust and the Anne Ray Charitable Trust.

“Margaret A. Cargill Foundation” means the Margaret A. Cargill Foundation established under the Acorn Trust dated January 30, 1995, as amended.

“Measurement Time” means, with respect to each meeting of the stockholders of the Company, 9 a.m., New York City time, on the date that such meeting is scheduled, or if such meeting is postponed, the date of such rescheduled meeting.

“Merger” has the meaning given such term in the Merger and Distribution Agreement.

“Merger and Distribution Agreement” means that certain Merger and Distribution Agreement, dated as of January 18, 2011 (as the same may be subsequently amended or modified), by and among the Company, Old Mosaic, Cargill and GNS Merger Sub LLC.

“NYSE” means the New York Stock Exchange.

“Old Mosaic Common Stock” means the common stock, par value $0.01 per share, of Old Mosaic.

“Order” means all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority.

“Permitted Private Transaction” means either of the following types of transactions:

(a) a Transfer after the expiration of the Tax Lock-up Period and before the applicable Lock-up Expiration Date of an amount of Class A Common Stock or Class B Common Stock or a combination thereof that (i) represents in the aggregate 5% or more of the Total Voting Power and (ii) is made to a Person that (x) is not a Prohibited Person and (y) agrees to be bound by the terms of this Agreement in accordance with Section 2.03; and

(b) a Transfer after the expiration of the Tax Lock-up Period and on or after the applicable Lock-up Expiration Date of Common Stock or Class B Common Stock to a Person that is not a Prohibited Person and either (i) will not, after giving effect to the proposed Transfer, beneficially own Voting Securities that represent in the aggregate 5% or more of the Total Voting Power or (ii) will, after giving effect to the proposed Transfer, beneficially own Voting Securities that represent in the aggregate 5% or more of the Total Voting Power and agrees to be bound by the terms of this Agreement in accordance with Section 2.03.

Each Person pursuant to which Voting Securities are Transferred pursuant to either clause (a) or (b)(ii) of this definition shall hereinafter be referred to as a “Significant Transferee”.

“Permitted Transfer” means any Transfer that constitutes a “Permitted Transfer”, as such term is defined in the Certificate of Incorporation.

“Permitted Transferee” means a transferee of any Voting Securities pursuant to a Permitted Transfer. A Stockholder shall be a Permitted Transferee of its Permitted Transferees.

“Person” means any natural person, corporation, partnership, limited liability company, business trust, joint venture, association, company, Group, other entity or government, or any agency or political subdivision thereof.

“Prohibited Person” means (i) any Person (x) whose primary business is in the agribusiness sector, including any Person that is in the business of manufacturing and/or selling crop nutrients or (y) whose primary business is in the business of mining; (ii) any Person who, directly or indirectly, has been a significant customer of the Company or its subsidiaries during both of the two fiscal years prior to the date of this Agreement and is listed on Schedule I attached hereto; or (iii) any Affiliate of any Person specified in the foregoing clause (i) or (ii).

“Public Voting Securities” means those outstanding shares of Common Stock held by Persons other than the Stockholders.

“Qualified Transfer” has the meaning given such term in the Certificate of Incorporation.

“Registration Agreement” means that certain Registration Agreement, dated as of January 18, 2010 (as the same may be subsequently amended or modified), by and among the Company, Old Mosaic, Cargill and the MAC Trusts.

“Released Share Offering” has the meaning given such term in the Registration Agreement.

“S&P 500 Index Inclusion Offering” has the meaning given such term in the Registration Agreement.

“SEC” means the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or the Exchange Act.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Significant Stockholder” has the meaning given such term in the Merger and Distribution Agreement.

“Significant Transferee” has the meaning given such term in the definition of “Permitted Private Transaction”.

“Split-off” has the meaning given such term in the Registration Agreement.

“Tax Lock-up Period” has the meaning given such term in Section 2.02.

“Total Voting Power” means the total number of votes entitled to be cast by holders of outstanding shares of the Company’s capital stock in the election of Directors.

“Transfer” means (with its cognates having corresponding meanings), with respect to any Voting Securities, (i) any direct or indirect sale, exchange, issuance, transfer, redemption, grant, pledge, hypothecation or other disposition, whether voluntary or involuntary, by operation or law or otherwise, and whether or not for value, of any of the Voting Securities, or any securities, options, warrants or rights convertible into or exercisable or exchangeable for, or for the purchase or other acquisition of, or otherwise with respect to, any Voting Securities or any contract or other binding arrangement or understanding (in each case, whether written or oral) to take any of the foregoing actions or (ii) entering into any swap or other agreement, arrangement or understanding, whether or not in writing, that, directly or indirectly, transfers, conveys or otherwise disposes of, in whole or in part, any of the economic or other risks or consequences of ownership of any Voting Securities, including short sales of applicable securities, option transactions with respect to Voting Securities, use of equity or other derivative financial instruments relating to Voting Securities and other hedging arrangements with respect to applicable securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of the Voting Securities, other securities, cash or otherwise; provided, however, that the conversion of any shares of Class B Common Stock into shares of Common Stock or Class A Common Stock and the conversion of any shares of Class A Common Stock into shares of Common Stock in accordance with the Certificate of Incorporation shall not constitute a “Transfer”.

“Transferring Stockholder” has the meaning set forth in Section 2.06.

“Underwritten Public Offering” means the sale of Common Stock for cash in an underwritten public offering or in a block trade pursuant to a registration statement filed and maintained by the Company and which, in any case, is designed to effect a broad distribution of such Common Stock.

“Voting Securities” means any securities of the Company the holders of which are generally entitled to vote in the election of Directors, including the Company Common Stock.

SECTION 1.02 Other Definitional Provisions; Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, or Exhibit, such reference shall be to an Article or a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any statute defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement shall mean such statute as from time to time amended, updated, modified, supplemented or superseded, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Any term incorporated by reference from another agreement shall, for purposes hereof, retain its meaning as set forth in such other agreement as in effect on the Closing Date, notwithstanding any subsequent amendment thereof.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

TRANSFER OF VOTING SECURITIES

SECTION 2.01 General Transfer Restrictions. In addition to any restrictions set forth in the Restated Certificate of Incorporation of the Company (as the same may be subsequently amended or modified, the “Certificate of Incorporation”), the right of each Stockholder to Transfer any Voting Securities beneficially owned by such Stockholder is subject to the restrictions set forth in this Article II, and no Transfer of such Voting Securities by such Stockholder may be effected except in compliance with this Article II. Any attempted Transfer in violation of this Agreement shall be null and void and of no effect, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and shall not be recorded on the stock transfer books of the Company or result in the treatment of any purported transferee of such Voting Securities as the owner of such Voting Securities for any purpose.

SECTION 2.02 Restrictions on Transfer.

(a) Restrictions During Tax Lock-Up Period. During the period from (and including) the date of the Closing through (and including) the two-year anniversary date of the Closing (such period, the “Tax Lock-Up Period”), each Stockholder agrees, severally and not jointly with any other Stockholder, with the Company not to, Transfer any Voting Securities beneficially owned by such Stockholder, except:

(i) with the prior written consent of the Company (acting through its Board or a designated committee thereof) so long as, with respect to any Transfer of shares of Class B Common Stock, such Transfer will occur at a price per share that does not exceed the Common Market Price;

(ii) in a Permitted Transfer so long as, with respect to any Permitted Transfer of shares of Class B Common Stock that requires the approval of the Company (or its Board of Directors) pursuant to the terms the Certificate of Incorporation, such Permitted Transfer will occur at a price per share that does not exceed the Common Market Price;

(iii) if such Stockholder is a MAC Trust, pursuant to any Formation Offering, S&P 500 Index Inclusion Offering or pursuant to Section 2.2(a) of the Registration Agreement, in each case, to the extent permitted by, and effected in accordance with, the Registration Agreement;

(iv) if such Stockholder is a MAC Trust, pursuant to Section 2.2(c) of the Registration Agreement so long as any such Transfer (A) is permitted by, and effected in accordance with, the Registration Agreement and (B) is to a Person that is not a Prohibited Person which either (x) will not, after giving effect to the proposed Transfer, beneficially own Voting Securities that represent in the aggregate 5% or more of the Total Voting Power or (y) will, after giving effect to the proposed Transfer, beneficially own Voting Securities that represent in the aggregate 5% or more of the Total Voting Power and agrees to be bound by the terms of this Agreement in accordance with Section 2.03 as a Significant Transferee; or

(v) pursuant to a Qualified Transfer;

provided, that as to any particular Stockholder the foregoing exceptions shall be subject to any limitations on Transferability of Company Common Stock in any agreement between such Stockholder and Cargill.

(b) Restrictions Following Tax Lock-Up Period. Following the Tax Lock-Up Period each Stockholder agrees, severally, and not jointly with any other Stockholder, with the Company not to, Transfer any Voting Securities beneficially owned by such Stockholder, except:

(i) with the prior written consent of the Company (acting through its Board or a designated committee thereof) so long as, with respect to any Transfer of shares of Class B Common Stock, such Transfer will occur at a price per share that does not exceed the Common Market Price;

(ii) in a Permitted Transfer so long as, with respect to any Permitted Transfer of shares of Class B Common Stock that requires the approval of the Company (or its Board of Directors) pursuant to the terms the Certificate of Incorporation, such Permitted Transfer will occur at a price per share that does not exceed the Common Market Price;

(iii) pursuant to a Qualified Transfer;

(iv) pursuant to any Released Share Offering or other Underwritten Public Offering of Common Stock or pursuant to an Excess Released Shelf Registration Statement;

(v) in open market transactions of Common Stock on NYSE (or other market in which the Common Stock principally trades); or

(vi) in a Permitted Private Transaction;

provided, that as to any particular Stockholder the foregoing exceptions shall be subject to any limitations on Transferability of Company Common Stock in any agreement between such Stockholder and Cargill.

(c) Additional Restrictions Relating to Class B Common Stock. Notwithstanding anything in this Article II to the contrary, each Stockholder agrees, severally and not jointly with any other Stockholder, with the Company that in no event shall such Stockholder Transfer any share of Class B Common Stock to any transferee if, after giving effect to the proposed Transfer, the proposed transferee would beneficially own Voting Securities that represent in the aggregate 5% or more of the Total Voting Power unless (i) such transferee represents that it is acquiring such shares for investment purposes only and with no intention of influencing control over the management, policies or operations of the Company, and (ii) prior to such Transfer, the Company shall have received a certificate (in form reasonably satisfactory to the Company) from such transferee to such effect.

(d) Waiver of Certain Transfer Restrictions. In the event a Stockholder wishes to Transfer any Voting Securities pursuant to Section 2.02(b)(vi), the Company shall (subject to the limitations set forth in Section 2.02(c)) permit such Transfer under Section 3(A)(4)(b) of Article IV of the Certificate of Incorporation.

(e) Investment Fund Transfers. Notwithstanding anything in this Article II to the contrary, a Transfer of Voting Securities by an investment fund in which a Stockholder has investments, or a Transfer by a Stockholder of an interest in an investment fund that holds Voting Securities, shall not be deemed to be a Transfer of Voting Securities by such Stockholder for purposes of this Article II so long as such Stockholder has no authority to control the securities held by such investment fund at the time of the Transfer or at the time such investment fund acquired such Voting Securities and such investment fund did not acquire such Voting Securities from any Stockholder.

SECTION 2.03 Significant Transferees; Permitted Transferees. Prior to the acquisition of beneficial ownership of any Voting Securities by any (a) Significant Transferee or (b) Permitted Transferee who (x) will, after giving effect to such acquisition, beneficially own Voting Securities that represent in the aggregate 5% or more of the Total Voting Power or (y) is a Counted Permitted Transferee, and as a condition thereto, the Stockholder transferring such Voting Securities agrees to cause such Significant Transferee or Permitted Transferee (as applicable) to execute and deliver a Joinder Agreement in the form attached hereto as Exhibit A (the “Joinder Agreement”) and, if the transferee is a Significant Transferee, such Significant Transferee also shall have delivered the certificate required pursuant to Section 2.02(c), if applicable.

SECTION 2.04 Notice of Transfer. Any Stockholder Transferring any Voting Securities (other than a Transfer in any public offering permitted by the Registration Agreement) shall, within five (5) Business Days following consummation of such Transfer, deliver notice thereof to the Company.

SECTION 2.05 Legends. In addition to any legend required by the Merger and Distribution Agreement, by the Certificate of Incorporation or by the General Corporation Law of the State of Delaware, the certificates evidencing ownership of Company Common Stock held by Stockholders shall also contain the following (or substantially similar) legend:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS AS SET FORTH IN A GOVERNANCE AGREEMENT DATED AS OF JANUARY 18, 2011 BY AND AMONG THE CORPORATION AND THE OTHER PARTIES NAMED THEREIN, AS IT MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE CORPORATION AND WHICH SHALL BE FURNISHED TO ANY STOCKHOLDER OF THE CORPORATION, ON REQUEST AND WITHOUT COST. NO

REGISTRATION OF TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE CORPORATION UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH. ANY TRANSFER NOT IN COMPLIANCE WITH SUCH AGREEMENT SHALL BE NULL AND VOID AND OF NO EFFECT.”

At such time at which the provisions of this Article II no longer apply to a Stockholder by reason of Section 2.08, upon written request of such Stockholder, the Company shall promptly exchange certificate or certificates representing Voting Securities held by such Stockholder for new certificates or certificates or book-entry confirmation (if such Voting Security is a share of Common Stock) representing such Voting Security which shall not contain such legend.

SECTION 2.06 Prohibited Persons. No later than ten (10) calendar days prior to the date on which a Stockholder (the “Transferring Stockholder”) intends to Transfer Voting Securities pursuant to Section 2.02(b)(vi), or enter into any binding agreement providing for such Transfer, such Stockholder shall notify the Company in writing of the identity of the intended transferee (the “Intended Transferee”) and shall provide the Company any additional information regarding the Intended Transferee as may reasonably be requested by the Company following receipt by the Company of such notice. No later than five (5) Business Days following the receipt by the Company of such notice, the Company shall notify the Transferring Stockholder in writing (a “Determination Notice”) if the Intended Transferee is a Prohibited Person. If the Company determines that the Person is a Prohibited Person, the Determination Notice shall specify in reasonable detail the Company’s basis for such determination. If the Transferring Stockholder does not receive a Determination Notice within the time period prescribed above, the Intended Transferee shall be deemed not to be a Prohibited Person with respect to such transaction.

SECTION 2.07 Delay of Transfer. The Company shall not incur any liability for any delay in recognizing any Transfer of Voting Securities if the Company in good faith reasonably believes that such Transfer may have been or would be in violation in any material respect of the provisions of the Securities Act, applicable state securities or “blue sky” laws, or this Agreement.

SECTION 2.08 Article II Termination. The provisions of this Article II shall cease to apply to a Stockholder at the time such Stockholder, together with its Counted Permitted Transferees, beneficially owns Voting Securities that represent in the aggregate less than 5% of the Total Voting Power.

ARTICLE III

STANDSTILL; VOTING

SECTION 3.01 Standstill Restrictions.

(a) No Acquisitions. Each Stockholder covenants and agrees, severally and not jointly with any other Stockholder, with the Company that until the earlier of the fifty-four

(54) month anniversary of the date of the Closing and the first date upon which such Stockholder, together with its Counted Permitted Transferees, beneficially owns Voting Securities that represent in the aggregate less than 5% of the Total Voting Power, such Stockholder shall not, and shall not cause any of its Affiliates to, directly or indirectly, acquire or seek to acquire, offer or propose to acquire or agree to acquire, the beneficial ownership of any Voting Securities, other than (x) the Voting Securities acquired by each such Stockholder in the Split-off or otherwise from the Company or (y) pursuant to a stock dividend, stock split, reclassification, recapitalization or other similar event by the Company; provided that (i) an acquisition of Voting Securities by an investment fund in which a Stockholder has investments or the acquisition by a Stockholder of an interest in an investment fund that holds Voting Securities shall not constitute a breach of this Section 3.01(a) so long as such Stockholder has no authority to control the securities held by such investment fund at the time of the acquisition or at the time such investment fund acquired such Voting Securities and such investment fund did not acquire such Voting Securities from such Stockholder and (ii) neither (A) any Transfer of shares of Company Common Stock by a Stockholder in a Permitted Transfer nor (B) the conversion of shares of one or more series of Class B Common Stock into shares of one or more series of Class A Common Stock or Common Stock or the conversion of shares of one or more series of Class A Common Stock into shares of one or more series of Class A Common Stock or Common Stock, in each case in accordance with the terms of the Certificate of Incorporation, shall constitute a breach of this Section 3.01(a); provided further, that, in the case of clause (ii)(A), such Stockholder complies with Section 2.03 to the extent applicable.

(b) Other Restrictions. Each Stockholder covenants and agrees, severally and not jointly with any other Stockholder, with the Company that, until the earlier of the fifty-four (54) month anniversary of the Closing Date and the first date upon which such Stockholder, together with its Counted Permitted Transferees, beneficially owns Voting Securities that represent in the aggregate less than 5% of the Total Voting Power, such Stockholder shall not, and shall not cause any of its Affiliates to, directly or indirectly, alone or in concert with others, take any of the actions set forth below (or take any action that would require the Company to make an announcement regarding any of the following):

(i) except as expressly permitted by Sections 2.02(a) or 2.02(b), effect, seek, offer, engage in, propose (whether publicly or otherwise) or cause or participate in, or assist any other Person to effect, seek, engage in, offer or propose (whether publicly or otherwise) or participate in any tender or exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution, share exchange or other extraordinary transaction involving the Company or any material portion of its business or any purchase of all or any substantial part of the assets of the Company or any material portion of its business (it being understood that this clause (i) of this Section 3.01(b) shall not restrict a Stockholder from Transferring any of its shares of Company Common Stock to the extent expressly permitted by Sections 2.02(a) or 2.02(b), including pursuant to a Qualified Transfer);

(ii) take or propose to take any action to seek to affect the control of the management of the Company or any of the businesses, operations or policies of the Company, including through (A) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Section 14a-1(l)(2)(iv) from the definition of “solicitation”) to vote any securities of the Company or consents to any action from any holder of any Voting Securities, (B) publicly announcing its desire to affect the control of the management or policies of the Company or (C) any filings with any government or judicial authority;

(iii) call or seek to call a special meeting of the stockholders of the Company or nominate any person as a Director or propose any matter to be voted upon by the stockholders of the Company;

(iv) deposit any securities of the Company into a voting trust or subject any securities of the Company to any agreement or arrangement with respect to the voting of such securities with any third party , other than any agreement or arrangement set forth in the organizational documents of such Stockholder;

(v) seek to amend or waive any provision of Section 3.01 (other than a proposal made privately to the Board in a manner that is not intended to result in the Company being required to make any public disclosure or other public announcement related to such proposal);

(vi) take any action, make any statement, or disclose any intention, that to such Stockholder’s knowledge is inconsistent with any of the foregoing; or

(vii) enter into any discussions, negotiations, arrangements or understandings with any Person inconsistent with any of the foregoing, or advise, assist or encourage any Person in connection with the foregoing.

SECTION 3.02 Voting.

(a) Voting on Certain Matters. Each Stockholder covenants and agrees, severally and not jointly with any other Stockholder, with the Company that, until the earlier of the third anniversary of the date of Closing and the first date upon which such Stockholder, together with its Counted Permitted Transferees, beneficially owns Voting Securities that represent in the aggregate less than 10% of the Total Voting Power, such Stockholder shall:

(i) cause the Voting Securities beneficially owned by such Stockholder to be present, in person or represented by proxy, at all meetings of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) so that the Voting Securities of such Stockholder may be counted for determining a quorum at each such meeting;

(ii) with respect to shares of Class A Common Stock and Common Stock beneficially owned by such Stockholder, other than for the election of Directors and for any vote with respect to the Class B Conversion Approval, vote, or cause to be voted, such Voting Securities, or execute one or more written consents in respect of such Voting Securities at all meetings (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of the Company in accordance with the Board’s recommendation with respect to each matter, so long as holders of a majority of the Public Voting Securities who have submitted proxies to the Company in respect of such meeting by the Measurement Time have authorized the proxy holder to vote their Voting Securities at such meeting in accordance with the Board’s recommendation on such matter (it being understood that if holders of a majority of the Public Voting Securities who have submitted proxies to the Company in respect of such meeting by the Measurement Time have authorized the proxy holder to vote the Voting Securities represented by such proxies other than in accordance with the Board’s recommendation on such matter, then each Stockholder may vote at such meeting (or execute one or more written consents in respect of) such Voting Securities on such matter in its sole discretion); and

(iii) with respect to shares of Class B Common Stock beneficially owned by such Stockholder, other than for the election of Directors and for any vote with respect to the Class B Conversion Approval, vote, or cause to be voted, such Voting Securities, or execute one or more written consents in respect of such Voting Securities at all meetings (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of the Company in a manner that is proportionate to the manner in which shares of Public Voting Securities who have submitted proxies to the Company in respect of such meeting by the Measurement Time are voted.

(b) Irrevocable Proxy. With respect to any meeting of stockholders of the Company that is scheduled to take place at a time during which the provisions of Section 3.02(a) are applicable to a Stockholder, at least ten (10) Business Days prior to such meeting, such Stockholder shall deliver a duly executed irrevocable proxy to the Company specifying for any matter brought before the meeting other than with respect to the election of directors and any stockholder vote with respect to the Class B Conversion Approval (i) with respect to shares of Class A Common Stock and Common Stock beneficially owned by such Stockholder (A) that such Stockholder shall vote such Voting Securities at the meeting in accordance with the Board’s recommendation on such matter if holders of a majority of the Public Voting Securities who have submitted proxies to the Company in respect of such meeting by the Measurement Time have authorized the proxy holder to vote the Voting Securities represented by such proxies in accordance with the Board’s recommendation on such matter and (B) how such Stockholder shall vote such Voting Securities at the meeting with respect to such matter if the holders of a majority of the Public Voting Securities who have submitted proxies to the Company in respect of such meeting by the Measurement Time have agreed to vote their Voting Securities in such proxies other than in accordance with the Board’s recommendation on such matter and (ii) with respect to shares of Class B Common Stock beneficially owned by such Stockholder, that such Stockholder shall vote such Voting Securities at the meeting in a manner that is proportionate to the manner in which shares of Public Voting Securities who have submitted proxies to the Company in respect of such meeting by the Measurement Time are voted. Such proxy shall appoint such officers of the Company as the Board shall designate as such Stockholder’s true and lawful proxies as to the matters to be voted at the meeting and shall state that it is irrevocable and coupled with an interest sufficient in the law to support an irrevocable proxy. The Company shall cause any such proxy to be voted in accordance with the instructions given in conformity herewith.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01 Company Representations. The Company hereby represents and warrants to the Stockholders that:

(a) Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b) Authorization and Enforceability. The execution, delivery and performance by the Company of this Agreement and the performance by the Company of its obligations hereunder have been duly authorized by all necessary corporate action on the part of the Company. No other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement. This Agreement has been duly and validly executed and delivered on behalf of the Company and, assuming it has been duly and validly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting enforcement of creditors’ rights generally, and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

(c) No Conflict. The execution, delivery and performance of this Agreement by the Company, will not (a) conflict with or result in any breach of any provision of its certificate of incorporation or by-laws as in effect on the date hereof, (b) conflict with or result in the breach of, in any material respect, the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any material agreement, lease, mortgage, license, indenture, instrument or other contract to which it or any of its subsidiaries is a party or by which any of its or any of its subsidiaries’ properties or assets are bound as in effect on the date hereof, or (c) result in a violation in any material respect of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to it or any of its Subsidiaries or by which any of its or its Subsidiaries’ properties or assets are bound or affected as in effect on the date hereof.

SECTION 4.02 Representations and Warranties of the Stockholders. Each Stockholder, severally and not jointly with any other Stockholder, hereby represents and warrants to the Company that as of the date hereof:

(a) Organization. Such Stockholder, if such Stockholder is not a natural person, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b) Authorization and Enforceability. The execution and delivery of this Agreement by such Stockholder have been duly and validly authorized by such Stockholder, and no other proceedings of such Stockholder are necessary to authorize the execution, delivery and performance by such Stockholder of this Agreement. This Agreement has been duly and validly executed and delivered on behalf of such Stockholder and, assuming it has been duly and validly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding agreement of the Stockholder, enforceable against it, him or her in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting enforcement of creditors’ rights generally, and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

(c) No Conflict. The execution, delivery and performance of this Agreement by such Stockholder, will not (a) to the extent applicable, conflict with or result in any breach of any provision of the Stockholder’s organizational documents in effect on the date hereof, (b) conflict with or result in the breach of, in any material respect, the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any material agreement, lease, mortgage, license, indenture, instrument or other contract to which it, he or she is a party or by which any of its, his or her properties or assets are bound as in effect on the date hereof, or (c) result in a violation in any material respect of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to it, him or her or by which any of its, his or her properties or assets are bound or affected as in effect on the date hereof.

(d) Ownership. As of the date hereof, such Stockholder does not beneficially own any Voting Securities.

ARTICLE V

GENERAL PROVISIONS

SECTION 5.01 Notices. Unless otherwise expressly set forth herein, all notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered, if delivered personally; (ii) on the date the delivering party receives confirmation, if delivered by facsimile or electronic mail; (iii) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested); or (iv) one Business Day after being sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.01):

(a) If to Old Mosaic or the Company, to:

The Mosaic Company
Atria Corporate Center, Suite E490
3033 Campus Drive
Plymouth, MN 55441
Attention: Richard L. Mack

with a copy (which copy alone shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017-3954
Attention: Casey Cogut
Eric Swedenburg

(b) If to the MAC Trusts, to:

Christine M Morse and Paul G. Bush

as Co-Trustees of the Acorn Trust,

Anne Ray Charitable Trust, Lilac Trust and

Margaret A. Cargill Foundation

6889 Rowland Road

Eden Prairie MN 55344

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10 154-1895

Attention: David S. Schaefer, Esq.

Fax: (212) 208-0947

with a copy (which shall not constitute notice) to

Loeb & Loeb LLP
10100 Santa Monica Blvd., Suite 2200
Los Angeles CA 90067
Attention: Leah M. Bishop, Esq.
Stuart P. Tobisman, Esq.

(c) if to any other Stockholder, to the address of such Stockholder specified on such Stockholder’s signature page hereto or the Joinder Agreement (as applicable).

SECTION 5.02 Assignment. Except as expressly provided in Section 2.02, neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

SECTION 5.03 Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and assigns and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns.

SECTION 5.04 Entire Agreement; Amendment. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes any prior agreement or understanding among them with respect to the matters referred to herein. This Agreement and the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, at any time by action of the Company; provided, however, that any such amendment, waiver, modification or supplement that would directly and adversely affect the rights, or directly increase the obligations, of any Stockholder, shall require the prior written consent of such adversely affected Stockholder. The execution of a Joinder Agreement to this Agreement after the date hereof shall require only the consent of the Company and shall not be deemed an amendment to this Agreement so long as such Person agrees to be treated as a “Stockholder” hereunder.

SECTION 5.05 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

SECTION 5.06 Consent to Jurisdiction; Waiver of Jury Trial.

(a) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware or, in the event that such court does not have subject matter jurisdiction over such action or proceeding, any federal court sitting in the State of Delaware, and the parties to this Agreement irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. To the fullest extent permitted by Law, each of the parties to this Agreement consents to service being made through the notice procedures set forth in Section 5.01 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses of the parties set forth in Section 5.01 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(b) EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

SECTION 5.07 Specific Performance.

(a) The parties hereto agree that the Company would suffer irreparable damage if any covenant or obligation of any Stockholder under this Agreement were not performed in accordance with the terms hereof. Accordingly, each Stockholder agrees that the Company shall be entitled (in addition to any other remedy to which the Company may be entitled at law or in equity) to specific performance and injunctive and other equitable relief to prevent a breach or non-performance by any Stockholder of its obligations under this Agreement, without the posting of any bond, and if any action should be brought in equity to enforce any of the provisions of this Agreement, no Stockholder shall raise the defense that there is an adequate remedy at law.

(b) The parties hereto agree that each Stockholder would suffer irreparable damage if any covenant or obligation of the Company under this Agreement were not performed in accordance with the terms hereof. Accordingly, the Company agrees that each Stockholder shall be entitled (in addition to any other remedy to which such Stockholder may be entitled at law or in equity) to specific performance and injunctive and other equitable relief to prevent a breach or non-performance by the Company of its obligations under this Agreement, without the posting of any bond, and if any action should be brought in equity to enforce any of the provisions of this Agreement, the Company shall not raise the defense that there is an adequate remedy at law.

SECTION 5.08 Counterparts. This Agreement may be executed in any number of separate counterparts each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

SECTION 5.09 Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, such provision shall be construed by limiting it so as to be valid, legal and enforceable to the maximum extent provided by law and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

SECTION 5.10 Termination. This Agreement shall automatically terminate and be of no further force and effect upon the termination of the Merger and Distribution Agreement in accordance with its terms. In addition, if following the Split-off, any Person who has executed this Agreement has not received a number of shares of Company Common Stock necessary for such Person to be deemed a Significant Stockholder, this Agreement shall automatically terminate and be of no further force and effect with respect to such Person.

SECTION 5.11 Legal Expenses. In addition to any other relief to which it may be entitled, the prevailing party in any action or proceeding to enforce this Agreement shall, to the fullest extent permitted by law, be entitled to recover from the non-prevailing party all court costs, counsel fees, and other costs or expenses incurred by the prevailing party in connection with such action, including in enforcing this section and proving the amounts to which the prevailing party is entitled pursuant to this section.

IN WITNESS WHEREOF, each of the following parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

THE MOSAIC COMPANY

By:	/s/ Richard L. Mack
	Name:	Richard L. Mack
	Title:	Executive Vice President, General Counsel and Corporate Secretary

GNS II (U.S.) CORP.

By:	/s/ Richard L. Mack
	Name:	Richard L. Mack
	Title:	Executive Vice President, General Counsel and Corporate Secretary

CHRISTINE M. MORSE, in her capacity as
Co-Trustee of the Anne Ray Charitable Trust dated
August 20, 1996, as amended; as Co-Trustee of the
Margaret A. Cargill Foundation established under the
Acorn Trust dated January 30, 1995, as amended; and
on behalf of John Bryson Chane, as Co-Trustee of the
Anne Ray Charitable Trust dated August 20, 1996, as
amended

/s/ Christine M. Morse, Trustee

PAUL G. BUSCH, in his capacity as Co-Trustee of the Anne Ray Charitable Trust dated August 20, 1996, as amended; as Co-Trustee of the Margaret A. Cargill Foundation established under the Acorn Trust dated January 30, 1995, as amended; and on behalf of John Bryson Chane, as Co-Trustee of the Anne Ray Charitable Trust dated August 20, 1996, as amended

/s/ Paul G. Busch, Trustee

[EXECUTED BY VARIOUS STOCKHOLDERS]

EXHIBIT A

FORM OF JOINDER AGREEMENT

The undersigned is executing and delivering this Joinder Agreement pursuant to the Amended and Restated Governance Agreement, dated as of May 25, 2011, among The Mosaic Company, a Delaware corporation, GNS II (U.S.) Corp., a Delaware corporation, and the Stockholders from time to time party thereto (as amended, supplemented or otherwise modified in accordance with the terms thereof, the “Governance Agreement”). Capitalized terms used but not defined in this Joinder Agreement shall have the respective meanings ascribed to them in the Governance Agreement.

By executing and delivering this Joinder Agreement to the Governance Agreement, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Governance Agreement as a Stockholder. In connection therewith, effective as of the date hereof, the undersigned hereby makes the representations and warranties contained in the Governance Agreement as if made on the date hereof (other than the representations and warranties contained in Section 4.02(d)).

As of the date hereof, the Stockholder is the sole record owner and a Beneficial Owner of [—] Voting Securities, consisting of [set forth class and series of the Voting Securities], and as of the date hereof, such Voting Securities are the only securities of the Company and any of its subsidiaries (to the extent applicable) held of record or beneficially owned by such party.

Accordingly, the undersigned has executed and delivered this Joinder Agreement as of the      day of                     ,         .

[Stockholder]

By:
Name:
Title:
Address:

AGREED AND ACCEPTED

as of the      day of                     ,         .

THE MOSAIC COMPANY

By:
Name:
Title: